Exhibit 3.1

FIFTH AMENDMENT

TO AMENDED AND RESTATED BYLAWS

OF FORESTAR GROUP INC.

This Fifth Amendment to the Amended and Restated Bylaws of Forestar Group Inc., dated as of December 11, 2007 (as amended, the “Bylaws”), hereby amends the Bylaws as follows effective as of September 25, 2015:

1.                                      Section 2(b) of Article III of the Bylaws is hereby amended and restated in its entirety as follows:

(b)           Division into Classes. The directors, other than those who may be elected by the holders of shares of any class or series of stock having a preference over the Common Stock of the Company as to dividends or upon liquidation pursuant to the terms of Article IV of the Certificate of Incorporation or any resolution or resolutions providing for the issue of such shares adopted by the Board of Directors, shall be classified, with respect to the time for which they severally hold office, into three classes. The number of directors at any time constituting the entire Board of Directors shall as nearly as possible be divided equally among the three classes in such manner as shall be determined by the Board of Directors in its sole discretion, with each class to hold office until its successors are elected, provided that commencing with the amendment to the Certificate of Incorporation to declassify the Board of Directors approved at the 2015 annual meeting of stockholders, the number of directors at any time constituting the entire Board of Directors need not be as nearly as possible divided equally among any classes. At each annual meeting of the stockholders of the Company the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock of the Company as to dividends or upon liquidation, at each annual meeting of the stockholders, there shall be elected the directors of the class the term of office of which shall then expire.

2.             As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.

FORESTAR GROUP INC.

By:	/s/ David M. Grimm
Name:	David M. Grimm
Title:	Chief Administrative Officer